Exhibit 99.1
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                                  Press Release

               Rob McEwen Becomes U.S. Gold's Largest Shareholder

Denver, Colorado, July 29, 2005 -- U.S. Gold Corporation (OTC BB:USGL) is pleased to announce that Rob McEwen has purchased by way of private placement with the Company, 11.1 million shares for $4,000,000 becoming the Company's largest shareholder with 33.3% interest. It is planned that Mr. McEwen will be assuming the role of Chairman and CEO shortly following the planned resignation of current management.

"Rob McEwen is one of the noted visionaries and entrepreneurs in the gold mining sector. As my brother David and I close out our last chapter in the U.S. Gold story, a company we founded 28 years ago, we are very pleased to be turning the next chapter over to Rob. Rob's vision for building U.S. Gold is exciting," said William Reid, U.S. Gold's outgoing President.

As part of the transition, four of the six current directors of U.S. Gold have agreed to resign from the board. Pending regulatory filings, the current board intends to replace the resigning members with nominees of Mr. McEwen.

Over the past twelve years Mr. McEwen turned Goldcorp Inc. (NYSE: GG; TSC:G) from an investment company with a market capitalization of $50 million into a mining company with a market value of $5.4 billion today. He has been honoured with such awards as the Northern Miners Man of the Year Award, Ernst & Young's Ontario Entrepreneur of the Year Award in the Energy Category, PDAC's Developer of the Year and under his leadership Goldcorp was named one of Fast Companies 50 Companies of Innovation and Business Week's selection as one of the 50 most innovative companies on the web.

"U.S. Gold's Tonkin Springs property is exciting. Its 36 square mile property position, strategically located on the Cortez Gold trend in Nevada, is in the heart of a promising exploration play. Tonkin Springs has an existing gold resource of 1.4 million ounces within the upper 250 feet over a relatively small area of the property. The exploration potential of this property has increased over the past few years as Placer Dome, which adjoins our property to the north, has continued to discover several multi-million ounce gold deposits, some of which have reached to a depth of 2,000 feet. Tonkin Springs is a great asset and I intend to aggressively explore this interesting property," said Rob McEwen, U.S. Gold's incoming Chairman and CEO.

The previously announced merger with Romarco Minerals has been terminated.

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are identified by words such as "intends," "anticipates," "believes," "expects" and "hopes" and include, without limitation, statements regarding the Company's plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 under the caption, "Risk Factors." Most these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

For Further Information, Please Contact:
U.S. Gold Corp.
William Reid                                       Robert R. McEwen
Tel:  (303) 238-1438                               Tel:  (416) 865-0326
Fax:  (303) 238-1724                               Fax:  (416) 361-5741
billr@usgoldmining.com                             145 King St. West, Suite 2700
2201 Kipling Street, Suite 100                     Toronto, Ontario
Lakewood, Colorado 80215                           Canada M5H 1J8